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Pricing Supplement No. 4                        Filing under Rule 424(b)(3)
Dated June 16, 1997                             Registration File No. 333-12179
(To Prospectus dated September 30, 1996 and     and No. 33-57659
Prospectus Supplement dated November 15, 1996)

                                 $200,000,000

                          WEINGARTEN REALTY INVESTORS

                          MEDIUM-TERM NOTES, SERIES A

Principal amount: $25,000,000
Interest Rate (if fixed rate): 6.88%
Stated Maturity: June 25, 2027
Specified Currency: U.S. $
Applicable Exchange Rate (if any):
        U.S. $1.00 = N/A
Issue price (as a percentage of
        principal amount): 100%
Selling Agent's commission (%): 0.625%
Purchasing Agent's discount
        or commission (%): N/A
Net proceeds to the Company (%): 99.375%
Settlement date (original
        issue date): June 25, 1997
Redemption Commencement
        Date (if any): N/A
Interest Determination Date(s): N/A
Calculation Date(s): N/A
Interest Payment Date(s): 3/15, 9/15
Regular Record Date(s): 3/1, 9/1
Floating Rate Notes: N/A
Interest rate basis: N/A
Paper Rate
   Prime Rate
   LIBOR
   Treasury Rate
CD Rate
   Federal Funds Rate
   Other
Index Maturity: N/A
Spread: N/A
   Spread Multiplier: N/A
Maximum Rate: N/A
Minimum Rate: N/A
Initial Interest Rate: N/A
Interest Reset Date(s): N/A
Optional Repayment Date: 6/25/07, 6/25/17

        Redemption prices (if any): The Redemption Price shall initially be
N/A     % of the principal amount of such Notes to be redeemed.

        If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

        Additional terms: N/A

        As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $49,000,000.

        "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."

                             LEHMAN BROTHERS INC.